Exhibit 10.2

Stockholders Agreement

by and among

TIPPT MEDIA INC.

and

the Stockholders named herein

dated as of

December 23, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		3

ARTICLE II MANAGEMENT AND OPERATION OF THE COMPANY		8

Section 2.01	Board of Directors.	8
Section 2.02	Meetings of the Board of Directors.	9
Section 2.03	Minority Director Rights.	8
Section 2.04	Obligations of the Board.	11
Section 2.05	Subsidiaries.	11

ARTICLE III TRANSFER OF INTERESTS		11

Section 3.01	General Restrictions on Transfer.	11
Section 3.02	Right of First Refusal.	13
Section 3.03	Drag-along Rights.	15
Section 3.04	Tag-along Rights.	17
Section 3.05	Sale of Majority Stockholder.	20
Section 3.06	Exchange Rights.	21

ARTICLE IV OTHER AGREEMENTS		22

Section 4.01	Corporate Opportunities.	22
Section 4.02	Confidentiality.	23

ARTICLE V INFORMATION AND REGISTRATION RIGHTS		26

Section 5.01	Financial Statements.	24
Section 5.02	Inspection Rights.	24
Section 5.03	Registration Rights.	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES		25

Section 6.01	Representations and Warranties.	25

ARTICLE VII TERM AND TERMINATION		26

Section 7.01	Termination.	26
Section 7.02	Effect of Termination.	26

ARTICLE VIII MISCELLANEOUS		27

Section 8.01	Expenses.	27
Section 8.02	Release of Liability.	27
Section 8.03	Notices.	27
Section 8.04	Interpretation.	28
Section 8.05	Headings.	28
Section 8.06	Severability.	28
Section 8.07	Entire Agreement.	29
Section 8.08	Successors and Assigns.	29
Section 8.09	No Third-party Beneficiaries.	29
Section 8.10	Amendment and Modification; Waiver.	29
Section 8.11	Governing Law.	29
Section 8.12	Dispute Resolution.	30
Section 8.13	Equitable Remedies.	30
Section 8.14	Counterparts.	31

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this "Agreement"), dated as of December 23, 2011 (the "Effective Date"), is entered into by and among TIPPT Media Inc. a Delaware corporation (the "Company"), Function(x) Inc., a Delaware corporation (the "Majority Stockholder"), TIPPT LLC a Delaware limited liability company (the "Minority Stockholder" and, together with the Majority Stockholder, the "Initial Stockholders") and each other Person who after the date hereof acquires Common Stock of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Initial Stockholders, the "Stockholders").

RECITALS

 WHEREAS, the Company was formed by the Majority Stockholder and the Minority Stockholder on December 22, 2011 for the purposes of conducting and operating the Business;

 WHEREAS, as of the date hereof, the Majority Stockholder owns 65% of the issued and outstanding Common Stock of the Company and the Minority Stockholder owns 35% of the issued and outstanding Common Stock of the Company; and

 WHEREAS, the Initial Stockholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Advance Line Item” has the meaning set forth in Section 2.02(d).

"Affiliate" means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"Agreement" has the meaning set forth in the preamble.

"Applicable Law" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

"Board" has the meaning set forth in Section 2.01(a).

"Business" means the sale of coupons and/or discount codes on behalf of third parties, in each case, utilizing the promotion thereof by individuals with a public profile via internet-based social networking and microblogging websites and other similar internet-based methods of electronic communications.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

"By-laws" means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“CEO Modified Budget” has the meaning set forth in Section 2.02(d).

"Certificate of Incorporation" means the certificate of incorporation of the Company, as filed on December 22, 2011, with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

"Claimant" has the meaning set forth in Section 8.12(b).

"Common Stock" means the common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Company" has the meaning set forth in the preamble.

"Competitor" means any Person that directly or indirectly competes with the Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

"Corporate Opportunity" has the meaning set forth in Section 4.01.

"Director" has the meaning set forth in Section 2.01(a).

"Dispute" has the meaning set forth in Section 8.12(a).

"Drag-along Notice" has the meaning set forth in Section 3.03(b).

"Drag-along Sale" has the meaning set forth in Section 3.03(a).

"Drag-along Stockholder" has the meaning set forth in Section 3.03(a).

"Dragging Stockholder" has the meaning set forth in Section 3.03(a).

"Effective Date" has the meaning set forth in the preamble.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Exchange Deadline” has the meaning set forth in Section 3.05(d).

“Exchange Notice” has the meaning set forth in Section 3.05(d).

“Exchange Stock” has the meaning set forth in Section 3.06(a).

"Fair Market Value" shall mean the value as determined by an independent investment bank retained by the Company in accordance with Section 3.05.

"Fiscal Year" means for financial accounting purposes, July 1 to June 30.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Initial Public Offering" means any offering of Common Stock or a spin-off of shares of the Company, directly or indirectly, to shareholders of the Majority Stockholder, pursuant to a registration statement filed in accordance with the Securities Act.

"Initial Stockholders" has the meaning set forth in the preamble.

"Information" has the meaning set forth in Section 4.02(b).

“Investment Bank” has the meaning set forth in Section 3.05(c).

"Joinder Agreement" means the joinder agreement in form and substance of Exhibit A attached hereto.

"Lien" means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

"Majority Director" has the meaning set forth in Section 2.01(a).

"Majority Stockholder" has the meaning set forth in the preamble.

"Majority Stockholder Sale Notice" has the meaning set forth in Section 3.05(b).

"Majority Stockholder Sale Transaction" has the meaning set forth in Section 3.05(a).

“Member of the Immediate Family” means, with respect to any natural Person, (a) each spouse or natural or adopted child of such Person; (b) each natural or adopted child of any Person described in clause (a) above; (c) each trust created solely for the benefit of one or more of the Persons described in clauses (a) and (b) above; and (d) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (c) above in his or her capacity as such custodian or guardian.

"Minority Director" has the meaning set forth in Section 2.01(a).

"Minority Stockholder" has the meaning set forth in the preamble.

"Minority Selling Stockholder" has the meaning set forth in Section 3.05(a).

"Offered Shares" has the meaning set forth in Section 3.02(a).

"Offering Stockholder" has the meaning set forth in Section 3.02(a).

"Offering Stockholder Notice" has the meaning set forth in Section 3.02(b).

"Organizational Documents" means the By-laws and the Certificate of Incorporation.

"Permitted Transferee" means with respect to any Stockholder, any Affiliate of such Stockholder.

"Permitted Drawdown" has the meaning set forth in Section 2.03(i).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Proposed Purchaser" has the meaning set forth in Section 3.05(a).

"Proposed Transferee" has the meaning set forth in Section 3.04(a).

"Purchasing Stockholder" has the meaning set forth in Section 3.02(d).

"Related Party Agreement" means any agreement, arrangement or understanding between the Company and any Stockholder or any Affiliate of a Stockholder or any Director, officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Request" has the meaning set forth in Section 8.12(b).

"Respondent" has the meaning set forth in Section 8.12(b).

"ROFR Notice" has the meaning set forth in Section 3.02(d).

"ROFR Notice Period" has the meaning set forth in Section 3.02(d).

"ROFR Rightholder" has the meaning set forth in Section 3.02(a).

"Sale Notice" has the meaning set forth in Section 3.04(b).

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"Selling Stockholder" has the meaning set forth in Section 3.04(a).

"Stockholders" has the meaning set forth in the preamble.

"Subsidiary" means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"Tag-along Notice" has the meaning set forth in Section 3.04(c).

"Tag-along Period" has the meaning set forth in Section 3.04(c).

"Tag-along Sale" has the meaning set forth in Section 3.04(c).

"Tag-along Stockholder" has the meaning set forth in Section 3.04(a).

"Third Party Purchaser" means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

"Waived ROFR Transfer Period" has the meaning set forth in Section 3.02(f).

ARTICLE II
Management and Operation of the Company

Section 2.01 Board of Directors.

(a) The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the "Board") consisting of five members (each, a "Director").  The Directors shall be elected to the Board in accordance with the following procedures:

(i) The Majority Stockholder shall have the right to designate three Directors, who shall initially be Robert F.X. Sillerman, Mitchell J. Nelson and Janet Scardino (the "Majority Directors"); and

(ii) The Minority Stockholder shall have the right to designate two Directors, who shall initially be David Parker and Marc Adelman (the "Minority Directors").

(b) Each Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder's control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by an Initial Stockholder pursuant to Section 2.01(a).

(c) Each Initial Stockholder shall have the right at any time to remove (with or without cause) any Director designated by such Initial Stockholder for election to the Board and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder's control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Initial Stockholder that such Initial Stockholder desires to remove pursuant to this Section 2.01. Except as provided in the preceding sentence, unless an Initial Stockholder shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by an Initial Stockholder.

(d) In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 2.01(c)), the Initial Stockholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder's control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such Initial Stockholder.

(e) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall have not fewer than three members and shall be composed of the same proportion of Majority Directors and Minority Directors as the Initial Stockholders shall be entitled to appoint to the Board pursuant to this Section 2.01.

Section 2.02 Meetings of the Board of Directors.

(a) The Board will meet at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director or Initial Stockholder.  Notice of the time and place of each special meeting shall be given by or at the direction of the person or persons calling the meeting by mailing the same at least three days before the meeting or by telephoning, telegraphing or delivering personally the same at least twenty-four hours before the meeting to each Director.

(b) The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director's presence in person at the meeting.

(c) The presence of a majority of Directors then in office shall constitute a quorum; provided, that at least one Minority Director is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If no Minority Director is present for two consecutive duly called and noticed meetings, then the presence, in person or by proxy, of Directors designated by the Majority Stockholder shall constitute a quorum for the next meeting.

(d) Commencing on July 1, 2012, on a quarterly basis, the Board shall meet to approve a Company budget, which shall include a quarterly line item for each advance permitted under the Line of Credit (the “Advance Line Item”).  Fifteen days prior to the end of each quarter, the Chief Executive Officer of the Company, or his authorized representative, shall deliver to the Board for its approval an updated and/or modified budget (the “CEO Modified Budget”).  A majority of the Board shall, prior to the beginning of the applicable quarter, approve, reject or further modify the CEO Modified Budget; provided, however, that if the CEO Modified Budget is not approved by a majority of the Board including at least one Minority Director, the Chief Executive Officer of the Company is nonetheless permitted to request Advances under (and as defined in) the Line of Credit for the subsequent quarter in an amount not to exceed 50% of the average of the prior two quarters’ Permitted Drawdowns.

(e) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

(f) The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company.

Section 2.03 Minority Director Rights. : (a)  Notwithstanding anything contained herein to the contrary, the Company agrees that, with respect to the matters set forth below in this Section 2.03, the Company shall take all action, or refrain from taking action, solely as approved by the Minority Directors:

(i) any request by the Company for advances under the Line of Credit Agreement, dated as of December 23, 2011, by and between the Function(x) Inc. and the Company (the “Line of Credit”); provided, that such request does not exceed 110% of the amount set forth in the Advance Line Item of the then-approved budget (as the same may be approved and/or modified in accordance with Section 2.02(d)) (the “Permitted Drawdown”).

(ii) the payment or repayment of amounts under the Line of Credit;

(iii) any transaction with the purpose of refinancing or replacing the Line of Credit with a new credit facility; provided, that any such refinancing or replacement financing (A) shall be made on terms not less favorable than then-currently prevailing market terms and (B) does not provide for the issuance of equity securities of the Company that would dilute the current stock holdings of the Stockholders; provided, however, that notwithstanding the foregoing, the Company may enter into a transaction with the purpose of refinancing or replacing the Line of Credit with a new credit facility, with the approval of a majority of the Board, if such refinancing or replacement financing (1) is on terms not less favourable than then-currently prevailing market terms; (2) does not provide for the issuance of equity securities, or, if such agreement does provide for the issuance of equity securities, such issuance will dilute the then-current Stockholders on a pro rata basis; (3) provides for a Facility Amount (as defined in the Line of Credit) not less than the Facility Amount under Line of Credit; (4) provides for a minimum term that expires no sooner than the Maturity Date (as defined in the Line of Credit) and (5) the Minority Stockholder and its permitted transferees and assigns are not required to pledge their shares of Common Stock to secure the Company’s obligations under such refinancing;

(iv) the termination of the Line of Credit pursuant to Section 3(d) thereof;

(v) the consent to any assignment of the Line of Credit pursuant to Section 12(a) thereof, provided that the Minority Directors shall not unreasonably withhold, delay or condition such consent; and

(b) In the event David Parker, Marc Adelman and Jesse Itzler, and their respective transferees in transfers permitted by Section 3.01(c)(iii) and (iv) hereof, cease to hold collectively a number of shares greater than 50% of the Shares in the Company held, directly or indirectly through the Minority Stockholder, by them collectively on the date hereof, all of the rights of the Minority Directors provided for in this Section 2.03, shall immediately cease upon such Transfer and this Section 2.03 shall be of no further force and effect.

Section 2.04 Obligations of the Board.  The Board shall generally act in good faith and consistent with its fiduciary duties to the Company and its stockholders, including, without limitation, with respect to modifications to the budget as set forth in Section 2.02(d).

Section 2.05 Subsidiaries. With respect to any Subsidiary that is established in accordance with the terms of this Agreement, the Initial Stockholders shall have the same management, voting and board of director representation rights with respect to such Subsidiary as the Initial Stockholders have with respect to the Company. The Initial Stockholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

ARTICLE III
Transfer of Interests

Section 3.01 General Restrictions on Transfer.

(a) The Company shall cause any Stockholder, other than an Initial Stockholder, to sign the Joinder Agreement.

(b) Except as permitted pursuant to Section 3.01(c), Section 3.01(d) or in accordance with the procedures described in Section 3.02, Section 3.03 or Section 3.04, each Stockholder agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Common Stock.

(c) The provisions of Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04 shall not apply to any of the following Transfers by any Stockholder of any of its Common Stock:

(i) to a Permitted Transferee;

(ii) pursuant to a merger, consolidation or other business combination of the Company with a Third Party Purchaser;

(iii) if such Stockholder is an individual, to a Member of the Immediate Family of such Stockholder or to a trust created solely for the benefit of such Stockholder or a Member of the Immediate Family of such Stockholder;

(iv) in the case of the death or permanent incapacity of such Stockholder that is an individual, to such Stockholder’s personal representative, heirs or legatees.

(d) The provisions of Section 3.02, Section 3.03 and Section 3.04 shall not apply to a Transfer by the Minority Stockholder in the form of a distribution or dividend of the Common Stock held by it to any of the members of the Minority Stockholder; provided, that any such member of the Minority Stockholder that is Transferred such Common Stock shall be required, as a condition to such Transfer, to sign the Joinder Agreement as provided in Section 3.01(a) (such distribution or dividend, the “Minority Distribution”). Upon the effective completion of the Minority Distribution, (i) any action to be taken by the Minority Stockholder pursuant to Section 2.01 may be taken by the approval of the holders of a majority of the Common Stock Transferred by the Minority Stockholder in the Minority Distribution and (ii) all other rights, benefits and entitlements of the Minority Stockholder hereunder shall be an individual right, benefit and entitlement of each holder of Common Stock Transferred by the Minority Stockholder in the Minority Distribution (on a pro rata basis). In connection with any Initial Public Offering, the Minority Stockholder shall be required to effect a Minority Distribution upon receipt of notice of any Initial Public Offering in accordance with Section 5.03(b).

(e) In addition to any legends required by Applicable Law, each certificate representing the Common Stock of the Company shall bear a legend substantially in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

(f) Not less than 5 days’ prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Stock. Prior to consummation of any Transfer by any Stockholder of any of its Common Stock, such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Common Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(g) Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(h) Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Common Stock for all purposes of this Agreement.

Section 3.02 Right of First Refusal.

(a) If at any time a Stockholder (such Stockholder, an "Offering Stockholder") receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Common Stock (the "Offered Shares") owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(c) or Transfers made pursuant to Section 3.03), then the Offering Stockholder must first make an offering of the Offered Shares to each Initial Stockholder (each such Initial Stockholder, a "ROFR Rightholder") in accordance with the provisions of this Section 3.02.

(b) The Offering Stockholder shall, within five days of receipt of the offer from the Third Party Purchaser, give written notice (the "Offering Stockholder Notice") to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i) the number of Offered Shares to be Transferred by the Offering Stockholder;

(ii) the identity of the Third Party Purchaser;

(iii) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder's offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c) By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Stockholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d) Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have 30 days (the "ROFR Notice Period") to elect to purchase all (and not less than all) of the Offered Shares by delivering a written notice (a "ROFR Notice") to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the "Purchasing Stockholder") shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice, by (B) the total number of shares of Common Stock owned by all of the Purchasing Stockholders as of such date.

(e) Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder's rights to purchase the Offered Shares under this Section 3.02.

(f) If no Stockholder delivers a ROFR Notice in accordance with Section 3.02(d), the Offering Stockholder may, during the 60 day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed an additional 30 days to the extent reasonably necessary to obtain any Government Approvals (the "Waived ROFR Transfer Period") and subject to the provisions of Section 3.04, Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(g) Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h) At the closing of any Transfer pursuant to this Section 3.02, the Offering Stockholder shall deliver to the Purchasing Stockholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.

Section 3.03 Drag-along Rights.

(a) If at any time a Stockholder, or group of Stockholders, who holds not less than 51% of the outstanding Common Stock of the Company (a "Dragging Stockholder") receives a bona fide offer from a Third Party Purchaser to purchase all of the outstanding Common Stock of the Company, in one transaction or a series of related transactions (a "Drag-along Sale"), the Dragging Stockholder shall have the right to require that each other Stockholder (each, a "Drag-along Stockholder") sell all of their shares of Common Stock to the Third Party Purchaser in the manner set forth in this Section 3.03. Notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall vote in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.

(b) The Dragging Stockholder shall exercise its rights pursuant to this Section 3.03 by delivering a written notice (the "Drag-along Notice") to the Company and each Drag-along Stockholder no later than 30 days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholder's rights and obligations hereunder and shall describe in reasonable detail:

(i) the identity of the Third Party Purchaser;

(ii) the proposed date, time and location of the closing of the Drag-along Sale;

(iii) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) a copy of any form of agreement proposed to be executed in connection therewith.

(c) If the Drag-along Sale is structured as a Transfer of Common Stock, then, subject to Section 3.03(d), the Dragging Stockholder and each Drag-along Stockholder shall Transfer all of the Common Stock owned by them in such Drag-along Sale.

(d) The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per share of Common Stock to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder Transfers its Common Stock. Each Drag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Stockholder, the Drag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholder and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholder and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholder and each such Drag-along Stockholder in connection with the Drag-along Sale.

(e) The reasonable and documented fees and expenses of the Dragging Stockholder incurred in connection with a Drag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by all the Stockholders on a pro rata basis, based on the aggregate consideration received by each Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(f) Each Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

(g) The Dragging Stockholder shall have 90 days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such 90 day period may be extended for a reasonable time not to exceed an additional 30 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

Section 3.04 Tag-along Rights.

(a) If at any time an Initial Stockholder (the "Selling Stockholder") proposes to Transfer any shares of its Common Stock to a Third Party Purchaser (the "Proposed Transferee") and the Selling Stockholder cannot or has not elected to exercise its drag-along rights set forth in Section 3.03, each other Stockholder (each, a "Tag-along Stockholder") shall be permitted to participate in such Transfer (a "Tag-along Sale") on the terms and conditions set forth in this Section 3.04.

(b) Prior to the consummation of any such Transfer of Common Stock described in Section 3.04(a), and after satisfying its obligations pursuant to Section 3.02, the Selling Stockholder shall deliver to the Company and each other Stockholder a written notice (a "Sale Notice") of the proposed Tag-along Sale subject to this Section 3.04 no later than 60 days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Stockholders' rights hereunder and shall describe in reasonable detail:

(i)  the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase.

(ii) the identity of the Proposed Transferee;

(iii) the proposed date, time and location of the closing of the Tag-along Sale;

(iv) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Each Tag-along Stockholder shall exercise its right to participate in a Transfer of Common Stock by the Selling Stockholder subject to this Section 3.04 by delivering to the Selling Stockholder a written notice (a "Tag-along Notice") stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than 30 days after receipt of the Sale Notice (the "Tag-along Period"). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.04. The Selling Stockholder and each Tag-along Stockholder shall have the right to Transfer in a Transfer subject to this Section 3.04 the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by the Selling Stockholder or such Tag-along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Stockholders (including, for the avoidance of doubt, the Selling Stockholder).

(d) Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Section 3.04(c) above shall be deemed to have waived all of such Tag-along Stockholder's rights to participate in such Transfer, and the Selling Stockholder shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to Transfer to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Stockholders.

(e) Each Tag-along Stockholder participating in a Transfer pursuant to this Section 3.04 shall receive the same form and amount of consideration per share, unless otherwise agreed to by all Stockholders, as the Selling Stockholder after deduction of such Tag-along Stockholder's proportionate share of the related expenses in accordance with Section 3.04(g) below.

(f) Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, the Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Stockholder and each Tag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with any Tag-along Sale.

(g) The reasonable and documented fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of the Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Stockholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(h) Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder.

(i) The Selling Stockholder shall have 90 days following the expiration of the Tag-along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such 90 day period may be extended for a reasonable time not to exceed an additional 30 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such 90 day period, the Selling Stockholder has not completed such Transfer, the Selling Stockholder may not then effect a Transfer of Common Stock subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.

(j) If the Selling Stockholder Transfers to the Proposed Transferee any of its shares of Common Stock in breach of this Section 3.04, then each Tag-along Stockholder shall have the right to Transfer to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of shares of Common Stock that such Tag-along Stockholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 3.04, for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Stock from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that, nothing contained in this Section 3.04 shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 3.04. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder's rights.

Section 3.05 Sale of Majority Stockholder.

(a) If at any time the Majority Stockholder enters into a transaction or series of transactions with a Third Party Purchaser (the “Proposed Purchaser”) which would result in the sale of all or substantially all of the assets (within the meaning of such term as it is used in Section 271 of Delaware General Corporation Law) of the Majority Stockholder or a sale of more than 50% of the outstanding shares of the Majority Stockholder (a “Majority Stockholder Sale Transaction”), each holder of the Common Stock held by Stockholders other than the Majority Stockholder shall have the right to exchange their shares of Common Stock for common stock of the Majority Stockholder in accordance with Section 3.06(a), without regard to the six month limitation set forth therein. Upon such election, the Stockholders participating in the exchange pursuant to Section 3.06(a) shall be collectively referred to as the “Minority Selling Stockholder.”

(b) Prior to the consummation of any Majority Stockholder Sale Transaction, the Majority Stockholder shall deliver to the Company and each other Stockholder a written notice (a "Majority Stockholder Sale Notice"), no later than 60 days prior to the proposed closing date of the Majority Stockholder Sale Transaction. The Majority Stockholder Sale Notice shall make reference to the Minority Selling Stockholder’s exchange rights hereunder and shall describe in reasonable detail:

(i) the nature of the Majority Stockholder Sale Transaction.

(ii) the identity of the Proposed Purchaser in such Majority Stockholder Sale Transaction;

(iii) the proposed date, time and location of the closing of the Majority Stockholder Sale Transaction;

(iv) the purchase price, including the form of consideration, and the other material terms and conditions of the Majority Stockholder Sale Transaction, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) No later than 5 days following the delivery of the Majority Stockholder Sale Notice, the Company shall retain an independent investment bank to determine the Fair Market Value of the Company.  The independent investment bank (the “Investment Bank”) shall be selected by the mutual agreement of the Majority Directors, on the one hand, and the Minority Directors, on the other hand, and shall not have provided services to the Minority Stockholder, the Majority Stockholder or any of their respective Affiliates (including the Company) within the five-year period prior to such appointment.  The Company shall direct the Investment Bank to make its determination of the Fair Market Value of the Company within 30 days of its retention.  Each of the Majority Directors and Minority Directors shall provide the Investment Bank with reasonable access to the books, records and management of the Company in order to assist the Investment Bank with its valuation of the Company.  Each of the Majority Directors, on the one hand, and the Minority Directors, on the other hand, shall be entitled to present oral arguments to the Investment Bank at a meeting which shall be jointly scheduled with the Investment Bank for the earliest date the Investment Bank is available.  The Investment Bank shall provide written notice to the Company, the Majority Directors and the Minority Stockholders of its determination of the Fair Market Value of the Company no later than 30 days following its retention, which notification shall set forth in reasonable detail the basis for such determination.  The determination of the Investment Bank set forth in such notice shall be final, binding and conclusive on the Company and the Stockholders.

(d) Not later than 15 days following the Investment Bank’s determination of the Fair Market Value of the Company in accordance with Section 3.05(c) (the “Exchange Deadline”), the Minority Selling Stockholder shall exercise such exchange option, if at all, by delivering an irrevocable written notice of such election to the Majority Stockholder on or prior to the Exchange Deadline (the “Exchange Notice”).  If the Minority Selling Stockholder does not provide an Exchange Notice at or prior to the Exchange Deadline, the Minority Selling Stockholder shall be deemed to have waived any and all rights granted to the Minority Selling Stockholder pursuant to this Section 3.05.

(e) The Majority Stockholder shall keep the Minority Selling Stockholder reasonably apprised of the status of the Majority Stockholder Sale Transaction, including providing the Minority Selling Stockholder not less than 5 Business Days’ prior written notice of the date on which such Majority Stockholder Sale Transaction will be consummated.

(f) The Majority Stockholder shall have the amount of time set forth in the Majority Stockholder Sale Notice in which to consummate the Majority Stockholder Sale Transaction on the terms set forth in the Majority Stockholder Sale Notice (which time period may be extended for a reasonable time to the extent reasonably necessary to obtain any Government Approvals). If at the end of such time period, the Majority Stockholder has not consummated such Majority Stockholder Sale Transaction, the Majority Stockholder may not then effect a Majority Stockholder Sale Transaction without again fully complying with the provisions of this Section 3.05.

Section 3.06 Exchange Rights.

(a) Commencing six months from the date hereof, the Minority Stockholder shall have the right to elect, at any time, to exchange all or any portion of its Common Stock for common stock of the Majority Stockholder (the “Exchange Stock”); provided, that no election to exchange shall be made within six months of a prior election.  The exchange shall be based on the twenty day trading average closing price per share of the common stock of the Majority Stockholder prior to the date of exchange and the Fair Market Value of the Common Stock on the date of exchange. Upon an election to exchange Common Stock pursuant to this Section 3.06(a) or Section 3.05, the Majority Stockholder shall effect such exchange (i) in connection with an exchange made pursuant to this Section 3.06, and not in connection with the transactions contemplated by Section 3.05, as promptly as possible following the determination of the Fair Market Value of the Common Stock and (ii) in connection with an exchange made in connection with a Majority Stockholder Sale Transaction, no later than the date required for such Stockholder to participate in such Majority Stockholder Sale Transaction.

(b) In the event that the Majority Stockholder proposes to register its common stock, whether for its own account or for the account of a holder of its common stock, pursuant to a registration statement to be filed with the Securities and Exchange Commission (the “SEC”), the Majority Stockholder shall use its reasonable best efforts to include the Exchange Stock in any such registration statement; provided, however, that (x) in the event that market or other conditions require a limitation on the number of shares to be sold under the registration statement, the Majority Stockholder may require the Minority Stockholder to enter into an agreement whereby the Minority Stockholder will agree to have the Exchange Stock cut back from sale so that the shares sold pursuant to the registration statement shall be allocated first to the shares of common stock offered by the Majority Stockholder, provided that any shares proposed to be registered for resale by any holders (other than the Minority Stockholder if applicable) shall be cut back on a pro rata basis with the Exchange Stock, and (y) if at any time the Majority Stockholder determines for any reason in its sole discretion to not register, to delay or withdraw registration of such securities, the Majority Stockholder may, at its election, give written notice of such determination to the Minority Stockholder, and (i) in the case of a determination not to register, the Majority Stockholder shall be relieved of its obligation to register such securities in connection with such registration, (ii) in the case of a determination to delay registration, shall be permitted to delay registration of the Exchange Stock for the same period as the delay in registering such other securities, and (iii) in the case of a determination to withdraw registration, shall be permitted to withdraw registration.

ARTICLE IV
Other Agreements

Section 4.01 Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 4.01, (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 4.01, have an interest or expectancy (a "Corporate Opportunity"), and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company.  The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company whether or not such individual is also a Director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer or Director of the Company. The Stockholders hereby recognize that the Company reserves such rights.

Section 4.02 Confidentiality.

(a) Each Stockholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects ("Information"), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent required, in the reasonable opinion of the Stockholder, to comply with Applicable Laws, (v) to the extent necessary in connection with the exercise of any remedy hereunder, (vi) to other Stockholders, (vii) to such Stockholder's Representatives that in the reasonable judgment of such Stockholder need to know such Information or (viii) to any potential Permitted Transferee in connection with a proposed Transfer of Common Stock from such Stockholder as long as such transferee agrees to be bound by the provisions of this Section 4.02 as if a Stockholder, provided, further, that in the case of clause (i), (ii) or (iii), such Stockholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b) The restrictions of Section 4.02(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Stockholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Stockholder without use of the Company's Information or (iv) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Stockholder or any of its Representatives.

(c) Notwithstanding anything to the contrary contained in this Section 4.02, the Minority Stockholder shall be entitled to disclose Information to its members, provided that such members of the Minority Stockholder agree to hold such Information in confidence in accordance with the terms hereof.

ARTICLE V
Information and Registration Rights

Section 5.01 Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Stockholder, the following information:

(a) As soon as available, and in any event within 120 days after the end of each Fiscal Year, the balance sheet of the Company as at the end of each such Fiscal Year and the statements of income, cash flows and changes in stockholders’ equity for such year, prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby, and certified by the Chief Executive Officer or the Chief Financial Officer or any officer with similar responsibilities of the Majority Stockholder.

(b) As soon as available, and in any event within 45 days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Executive Officer or the Chief Financial Officer or any officer with similar responsibilities.

(c) To the extent the Company is required by Applicable Law, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.

Section 5.02 Inspection Rights.

(a) The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Stockholder that owns at least 5% of the Company's outstanding Common Stock and the Representatives of each such Stockholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Stockholder may reasonably request upon reasonable notice.

(b) The right set forth in Section 5.02(a) above shall not and is not intended to limit any rights which the Stockholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

Section 5.03 Registration Rights.

(a) Subject to Section 5.03(b), if at any time or times the Company proposes to consummate an Initial Public Offering, the Company shall give written notice of the proposed registration to the Stockholders not less than 30 Business Days prior to the proposed filing date of the registration statement with the SEC, and shall include in such registration and Initial Public Offering, and in any underwriting of such Initial Public Offering, all shares of Common Stock held by the transferees and assigns of the Minority Stockholder following the Minority Distribution effected in accordance with Section 3.01(d), and their permitted transferees, successors and assigns.

(b) If the Initial Public Offering is an underwritten public offering and the managing underwriter advises the Company in writing that in its opinion the number of shares of Common Stock held by the Minority Stockholder to be included in such registration exceeds the number that can be sold in such offering consistent with the pricing expectations of the Company, then the Company first shall include in such offering the shares of Common Stock proposed to be sold by the Company if consistent with the aforementioned opinion of the managing underwriter, and second shall include on a pro rata basis the shares of Common Stock of the Majority Stockholder and the Minority Stockholder and its permitted transferees, successors and assigns to be included in such registration.

(c) If the Company does not register 100% of the shares of Common Stock held by the Minority Stockholder and its permitted transferees, successors and assigns as a result of the opinion of the managing underwriter set forth in Section 5.03(b), the Company shall use its reasonable best efforts to include the Common Stock held by the Minority Stockholder in the next registration statement filed with the SEC; provided, however, that (x) in the event that market or other conditions require a limitation on the number of shares to be sold under the registration statement, the Company may require the Minority Stockholder to enter into an agreement whereby the Minority Stockholder will agree to have the Common Stock held by the Minority Stockholder cut back from sale so that the shares sold pursuant to the registration statement shall be allocated first to the shares of common stock offered by the Company, provided that any shares proposed to be registered for resale by any holders (other than the Minority Stockholder if applicable) shall be cut back on a pro rata basis with the Common Stock of the Minority Stockholder, and (y) if at any time the Company determines for any reason in its sole discretion to not register, to delay or withdraw registration of such securities, the Company may, at its election, give written notice of such determination to the Minority Stockholder, and (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register such securities in connection with such registration, (ii) in the case of a determination to delay registration, shall be permitted to delay registration of the Common Stock held by the Minority Stockholder for the same period as the delay in registering such other securities, and (iii) in the case of a determination to withdraw registration, shall be permitted to withdraw registration.

ARTICLE VI
Representations and Warranties

Section 6.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a) With respect to each Stockholder that is not a natural person, such Stockholder is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) With respect to each Stockholder that is not a natural person, such Stockholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of each such Stockholder that is not a natural person. Such Stockholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) With respect to each Stockholder that is not a natural person, the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder), other than the Pledge Agreement, of even date herewith, entered into by the Minority Stockholder and the Majority Stockholder in connection with the Line of Credit.

ARTICLE VII
Term and Termination

Section 7.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company;

(c) the sale of all or substantially all of the assets of the Company;

(d) the date on which none of the Stockholders holds any Common Stock;

(e) the consummation of a Majority Stockholder Sale Transaction;

(f) the consummation of a Drag-along Sale;

(g) the dissolution, liquidation, or winding up of the Company; or

(h) upon the agreement Stockholders owning not less than 75% of the issued and outstanding Common Stock of the Company.

Section 7.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv) the rights contained herein which, but their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 7.02, Section 4.02, Section 8.03, Section 8.11, Section 8.12 and Section 8.13.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Release of Liability. In the event any Stockholder shall Transfer all of the Common Stock held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to TIPPT Media Inc.:	902 Broadway 11th Floor New York, New York 10010 Facsimile: 212-750-3034 Email: hdavid@gmail.com Attention: David Parker, Chief Executive Officer
If to Function(x) Inc.:	902 Broadway 11th Floor New York, New York 10010] Facsimile: 212-750-3034 Email: mitchell.nelson@functionxinc.com Attention: Mitchell J. Nelson, Executive Vice President and General Counsel
If to TIPPT LLC:	240 East Palisade Avenue, Apt. i-5 Englewood, New Jersey 07631 E-Mail: hdavid@gmail.com Attn: David Parker Email: hdavid@gmail.com Attention: David Parker

Section 8.04 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07 Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.09 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by holders of not less than 80% of the issued and outstanding Common Stock; provided, however, that any such amendment, modification or supplement that affects any Stockholder in an adverse manner disproportionately to all other Stockholders shall require the prior written consent of such disproportionately affected Stockholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 8.12 Dispute Resolution.

(a) Subject to Section 8.13, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination or validity thereof (a "Dispute") shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

(b) The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (a "Request"). The other party (the "Respondent") shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30 day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

(c) The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney's fees and disbursements. Judgement upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

Section 8.13 Equitable Remedies.  Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney's fees and expenses.

Section 8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

(a) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TIPPT MEDIA INC.

By_____________________

Name:
Title:
(b)
FUNCTION(X) INC.

By_____________________

Name:
Title:
(c)
TIPPT, LLC

By_____________________

Name:
Title:

EXHIBIT A

JOINDER AGREEMENT

Reference is hereby made to the Stockholders Agreement, dated as of [_____], 2011 (as amended from time to time, the "Stockholders Agreement"), by and among Function(x) Inc., TIPPT, LLC and TIPPT Media Inc., a company organized under the laws of Delaware (the "Company"). Pursuant to and in accordance with Section 3.01(d) of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[TRANSFEREE STOCKHOLDER]

By_____________________

Name:
Title: